UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 OR 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 25, 2004

                                 -------------


                            Maxus Realty Trust, Inc.
             (Exact name of registrant as specified in its charter)





           MISSOURI                     00-13457                48-1339136
(State or other jurisdiction          (Commission              (IRS Employer
       of incorporation)              File Number)           Identification No.)





                                 104 Armour Road
                        North Kansas City, Missouri 64116
               (Address of principal executive offices) (Zip Code)




        Registrant's telephone number, including area code (816) 303-4500

Item 5.  Other Events and Required FD Disclosure.

     As previously reported, on May 21, 2004, the Registrant received a notice from the Nasdaq Stock Market ("Nasdaq") that the Registrant was not in compliance with the minimum $10,000,000 stockholders' equity requirement for continued listing on the Nasdaq National Market as of March 31, 2004, as set forth in Marketplace Rule 4450(a)(3). Nasdaq requested that the Registrant provide a specific plan to achieve and sustain compliance with Nasdaq's minimum stockholders' equity standard for a twelve month period.

     The Registrant responded to Nasdaq on June 7, 2004. In its response, the Registrant noted that management believes it had been in compliance with the $10,000,000 minimum stockholders' equity requirement since May 1, 2004, as a result of the issuance of operating units of Maxus Operating Limited Partnership, the Registrant's subsidiary, in connection with the acquisition of The Terrace Apartments. The Registrant further noted that although the $0.25 per share cash dividend payable on June 21, 2004 would cause the Registrant to fall below the minimum stockholders' equity standard, the Board of Trustees approved a private offering to raise approximately $500,000.

     On June 25, 2004, the Registrant received a letter from Nasdaq stating that its staff believed the Registrant had provided a definitive plan to achieve and sustain compliance with the $10,000,000 stockholders' equity requirement, and as a result, granted an extension of time to complete the private placement.

     The Registrant has completed its private placement pursuant to which it sold 41,668 shares of the Registrant's $1.00 par value common stock at $12.00 per share, raising an aggregate of $500,016 As a result of the completion of the private placement, the Registrant's management believes that, as of the date of this report, it has regained compliance with the $10,000,000 stockholders equity requirement.

     In its letter, Nasdaq indicated it will continue to monitor the Registrant's ongoing compliance with the stockholders' equity requirement and, if at the time of the Registrant's next periodic report it does not evidence compliance, it may be subject to delisting.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  MAXUS REALTY TRUST, INC.


Date: July 1, 2004                By: /s/ David L. Johnson
                                      David L. Johnson,
                                      Chairman of the Board, President and Chief
                                      Executive Officer